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                                                              EXHIBIT 99(g)(iii)

                                EXECUTION COPY

                             The Brazil Fund, Inc.
                                345 Park Avenue
                           New York, New York 10154


A d m i n i s t r a t i o n   A g r e e m e n t

Banco de Boston S.A.
Rua Libero Badaro, 501 - Parte
Sao Paulo - SP - Brazil

The Brazil Fund, Inc., a Maryland corporation (the "Fund"), has entered into an Investment Advisory and Management Agreement (the "Management Agreement") dated as of March 30, 1988 with Scudder, Stevens & Clark, Inc. (the "Manager"), pursuant to which the Manager is to act as investment adviser to and manager of the Fund. A copy of the Management Agreement has been previously furnished to you. Given your authorization by the Commissao de Valores Mobiliarios (the "CVM"), as required by the Regulations attached as Annex III to the National Monetary Council Resolution no. 1,289 of March 20, 1987 (the "Regulations"), the Fund and the Manager, wish to avail themselves of your administrative services. Accordingly, the Fund and the Manager hereby agree with you as follows for the duration of this Agreement:

1- The Fund and the Manager hereby appoint you as the Brazilian administrator of the Fund's Brazilian portfolio. The Fund hereby authorizes the Manager as its agent to act on the Fund's behalf, and to give you instructions, under this Agreement.

2- You agree to furnish to the Fund and to the Manager such administrative services and assistance as are required to be furnished by you pursuant to the Regulations as the Brazilian administrator of the Fund's Brazilian portfolio and as the Manager, on the Fund's behalf, shall from time to time reasonably request, including, without limitation, (i) effecting the registration of the Fund's foreign capital, (ii) processing, on behalf, of the Fund, remittances of earnings, capital gains and the return of invested capital, (iii) paying, on behalf of the Fund, Brazilian income taxes due on its earnings remitted abroad,
(iv) filing the statements required by the Regulations (in a form and manner to be discussed in advance with the Manager) on the composition and value of the Fund's portfolio in Brazil and

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its remittances of earnings, capital gains and any partial or total liquidations of its investments, and (v) handle the bookkeeping for the Fund's portfolio in Brazil, all as more fully set forth in the Regulations. With the prior approval of the Manager, third parties may assist you in performing your services under this Agreement to the extent permitted by the Regulations. You will not be required to maintain a technical department specialized in the analysis of stocks and securities for the Fund's portfolio, since the Manager has contracted for such services to be performed by another party pursuant to a Research and Advisory Agreement dated March 30, 1988. You shall not be required to furnish advice or make recommendations regarding the purchase or sale of securities.

3- During the term of this Agreement, one of your directors shall be directly responsible for the administration of the Fund's Brazilian portfolio as contemplated by the Regulations (that is, shall be responsible to see to it that you carry out the administrative functions enumerated in clauses (i) through (v) of paragraph 2). Your director who shall so act initially is Eduardo Aguinaga de Moraes. You will give us any and all notices required by the Regulations in respect of replacement of such director.

4- The Fund agrees to pay you, as full compensation for the services to be rendered, a fee in Brazilian currency equal to US$ 50,000 per year, payable quarterly in arrears. The quarterly payments in Brazilian Currency to be paid to you hereunder shall be calculated according to the following formula:

                    50,000             Im
                F = ------ x Dm x (1 + ---) to the 3/2 power
                      4                100


Where:

F = fee in Brazilian currency payable quarterly.

Dm = The commercial average buying rate for one US dollar during the quarter for which the fee is calculated as established by the Central Bank of Brazil, through the SISSACEN System, transaction PTAX-800 OPTION 5.

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Im = the average rate of inflation for each month in the quarter for which the fee is calculated, as published in the Brazilian Consumer Price Index.

4.1-The Fund further agrees to reimburse you for all out-of-pocket expenses (including but not limited to fax, mail, telefone and translation expenses) incurred in the performance of your functions as Administrator and/or any actions undertaken pursuant to the Fund's instructions.

5- You agree that you will not make a short sale of any capital stock of the Fund, or purchase any share of the capital stock of the Fund otherwise than for investment.

6- You services to the Fund and the Manager are not to be deemed exclusive and you are free to render similar services to others, except as otherwise provided herein.

7- Nothing herein shall be construed as constituting you an agent of the Fund or the Manager.

8- You represent and warrant that you have been authorized by the CVM to engage in the activities described in Article 23 of Law No. 6,385 of December 7, 1976 and to enter into this Agreement, and that you satisfy the requisite qualifications under Brazilian laws and regulations to act as Brazilian administrator of the Fund's portfolio, including having at least the minimum net worth referred to in Section 5 of the Regulations. You agree to use your best efforts to maintain such authorization in effect and to maintain the requisite minimum net worth during the term of this Agreement, including, without limitation, complying with the Regulations and all other applicable laws and regulations in performing your obligations under this Agreement.

9- Neither you nor any affiliate of yours shall receive any compensation in connection with the placement or execution of any transaction for the purchase or sale of securities or for the investment of funds on behalf of the Fund, except that you or your affiliates may receive a commission, fee or other remuneration for acting as broker in connection with the sale of securities to or by the Fund, if permitted under

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the U.S. Investment Company Act of 1940, as amended (the "Investment Company
Act")

10- You represent and warrant to the Fund and the Manager that there is no publicly held company whose securities the Fund is prohibited from purchasing because such company is an affiliated person of yours, or because such securities represent a co-obligation of yours, or of a company affiliated with you, within the meaning of Articles 29 (vii) and 32 of the Regulations. You will advise the Manager immediately if any publicly held company is an affiliated person of yours, or of a company affiliated with you.

11- The Fund and the Manager agree that you may rely on information reasonably believed by you to be accurate and reliable. The Fund and the Manager further agree that, except to the extent otherwise provided under applicable Brazilian law, neither you nor your officers, directors, employees or agents shall be subject to any liability for any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties or by reason of reckless disregard of your obligations and duties under this Agreement.

12- This Agreement shall remain in effect for a period of two years from the date hereof and shall continue in effect thereafter until termination in accordance with the terms of this Section, provided that such continuance is specifically approved at least annually by the affirmative vote of the Fund's Board of Directors. This Agreement may nevertheless be terminated at any time, without penalty, by the Manager, by the Fund's Board of Directors or by vote of holders of a majority of the outstanding voting securities of the Fund, upon 60 days written notice delivered or sent by registered mail, postage prepaid, to you, at your address given above or at any other address of which you shall have notified us in writing, or by you, but only after written notice to the Fund, the Manager and the CVM of not less than 60 days (or such longer period as may be required under the Regulations). This Agreement shall automatically be terminated in the event of its assignment or of the termination (due to assignment or otherwise) of the Management Agreement.

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13- This Agreement may not be transferred, assigned, sold of in any manner hypothecated or pledged by either party hereto. It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of the Fund's Board of Directors.

14- Any notice hereunder shall be in writing and shall be delivered in person or by telex (followed by mailing such notice, air mail postage paid, the day on which such telex is sent).

      - Addressed

        If to the Fund, to:

        The Brazil Fund Inc.
        345 Park Avenue
        New York, NY 10154
        Attention: President
              (Telex no. 710-591-2267)


        If to the Manager, to:

        Scudder, Stevens & Clark, Inc.
        345 Park Avenue
        New York, NY 10154

        Attention: President
              (Telex no. 710-581-2267)



        If to you, to:

        Banco de Boston S. A.
        Rua Libero Badaro, 501 - Parte
        01009 - Sao Paulo - SP
        Brazil

        Attention: Eduardo Aguinaga de Moraes
              (Telex no. 55-11-353395)

or to such other address as to which the recipient shall have informed the other party.

Notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery,

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and if by telex and mail, the date on which such telex and confirmatory letter are sent.

15- This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Investment Company Act. Used herein the terms "investment adviser", "assignment", and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Investment Company Act.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                Very truly yours,


                                The Brazil Fund, Inc.

                                By   /s/  Pamela A. McGrath
                                  ---------------------------------
                                   Name:  Pamela A. McGrath
                                   Title: Vice President

                                Scudder, Stevens & Clark, Inc.

                                By   /s/  Thomas F. McDonough
                                  ---------------------------------
                                   Name:  Thomas F. McDonough
                                   Title: Principal


The foregoing agreement is
hereby accepted as of April
30th, 1992.

Banco de Boston S.A.

By    /s/ Eduardo de Aguinaga de Moraes
   ------------------------------------
   Name:  Eduardo de Aguinaga de Moraes
   Title: Vice President

By    /s/ Eduardo A. G. Kiss
   ------------------------------------
   Name:  Eduardo A. G. Kiss
   Title: Director